Exhibit 3.2

SECOND AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF ENTERCOM COMMUNICATIONS CORP.

This Amendment (this “Amendment”) to the Amended and Restated Bylaws, as previously amended as of February 1, 2017 (as amended, the “Bylaws”) of Entercom Communications Corp., a Pennsylvania corporation (the “Corporation”) is made as of November 17, 2017 and adopted by the Board of Directors of the Corporation (the “Board”). Any term used herein that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Bylaws.

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated February 2, 2017 and amended as of July 10, 2017 and September 13, 2017 (as amended, the “Merger Agreement”), by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), the Company and Constitution Merger Sub Corp., a Delaware corporation (the “Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Radio, with Radio surviving as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”)

WHEREAS, the Board desires to amend the Bylaws as set forth below, with such amendment to be effective only upon the consummation of the Merger;

WHEREAS, pursuant to Section 11.01 of the Bylaws, the Bylaws may be amended by a majority vote of members of the Board; and

WHEREAS, the Board has approved this Amendment pursuant to resolutions adopted on November 13, 2017.

NOW, THEREFORE, in consideration of the foregoing, the Board hereby amends the Bylaws as follows:

1.    Section 3.03(a) of the Bylaws is hereby amended and restated in its entirety as follows:

“(a) General Rule. Except as otherwise provided in Section 3.01(b), notice of every meeting of the shareholders shall be given by, or at the direction of, the Secretary of other authorized person or designated agent to each shareholder of record entitled to vote at the meeting at least (i) ten (10) days prior to the day named for a meeting (and, in case of a meeting called to consider a merger, interest exchange or, conversion, division or domestication, to each shareholder of record not entitled to vote at the meeting) called to consider a fundamental change under 15 Pa.C.S. Chapter 3 or 19 or (ii) five days (5) days prior to the day named for the meeting in any other case. If the Secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.”

2.    Section 3.03(c) of the Bylaws is hereby is hereby amended and restated in its entirety as follows

“(c) Notice of Action by Shareholders on Fundamental Change. In the case of a meeting of the shareholders that has as one of its purposes action with respect to any fundamental change under 15 Pa.C.S. Chapter 3 or 19, each shareholder shall be given, together with notice of the meeting, a copy or summary of the amendment or plan to be considered at the meeting in compliance with the provisions of Chapter 19.”

3.    Section 4.03 of the Bylaws is hereby is hereby amended and restated in its entirety as follows:

“Section 4.03. Special Meetings. Special meetings of the shareholders may be called by the Chairman, CEO, or by resolution of the Board of Directors, which may fix the date, time, the geographic location of the meeting, if any, and/or the electronic communication technology through which the shareholders may participate in the meeting, if any; provided, however, that if there are two vacancies in the offices for the Class A Directors, then the holders of 50% of the Class A Common Stock outstanding shall have the right to call a special meeting of shareholders for the purpose of electing Class A Directors to fill such vacancies. If the Board does not fix the date, time or place of the meeting, it shall be the duty of the Secretary to do so. A date fixed by the Secretary shall not be more than 60 days after the date of the adoption of the resolution of the Board calling the special meeting.”

4.    Section 4.13 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 4.13. Voting Lists. If a judge or judges of election are not appointed in connection with a meeting of the shareholders, the officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any the meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.”

5.    Section 5.03 of the Bylaws is hereby amended and restated in its entirety as follows:

“(a) Number. The full Board of Directors shall consist of such number of directors, not less than five (5) nor more than fifteen (15), as shall be determined from time to time by resolution of the Board of Directors. The Board of Directors shall include such number of directors as may be elected from time to time by the holders of any class or series of Preferred Stock entitled to elect directors (“Preferred Stock Directors”), and two directors elected by the holders of the Class A Common Stock by class vote (“Class A Directors”).

(b) Term of Office. Each director shall hold office for a term of three years and until the director’s successor has been selected and qualified or until his or her earlier, death, resignation or removal.

(c) Resignation. Any director may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as shall be specified in the notice of resignation.

(d) Class A Directors. Each Class A Director will be elected at the annual meeting of the shareholders of the Corporation at which the class of directors in which the Class A Director is included is up for election. Notwithstanding the foregoing, if a Class A Director is removed from office at any annual meeting of the shareholders of the Corporation as provided in Section 5.05(c), the holders of Class A Common Stock shall have the right to elect a successor to the removed Class A Director at the same meeting.”

6.    Section 5.04(a) of the Bylaws is hereby amended and restated in its entirety as follows:

“(a) General Rule. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve until the next selection of their class for which such director has been chosen and until a successor has been selected and qualified or until his or her earlier death, resignation or removal, provided however that a vacancy in the position of Class A Director that is not filled as provided in Section 5.05(c) may only be filled by the sole remaining Class A Director, and if both Class A director positions are vacant, then only the holders of the Class A Common Stock may fill such vacancies.”

7.    Section 5.05 of the Bylaws is hereby amended and restated in its entirety as follows:

“(a) Removal by the Shareholders. The following apply to removal of directors by the shareholders:

(1) Except as provided in subsection (c), the entire Board of Directors, or any class of the Board, or any individual director may be removed from office only for cause by vote of a majority of the shareholders entitled to vote thereon.

(2) In case the Board, or a class of the Board or any one or more directors are removed by the shareholders, new directors may be elected at the same meeting.

(3) The repeal of a provision of the Articles or Bylaws prohibiting, or the addition of a provision to the Articles or Bylaws permitting, the removal by the shareholders of the Board, a class of the Board or any individual director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was selected.

(b) Removal by the Board. The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the Board of Directors.

(c) Class A Directors. A holder of Class A Common Stock may propose that either or both Class A Directors be removed from office without cause at any annual meeting of the shareholders by making a proposal to that effect within the time period described in Section 4.17(a). A proposal under this subsection to remove one or both Class A Directors must include the information required by Section 4.17(b). If a Class A Director is removed from office pursuant to this subsection (c), any holder of Class A Common Stock may nominate a candidate for election to succeed the removed director at the same meeting of shareholders by complying with the requirements of Section 4.16. Sections 4.16(c) and 4.17(c) shall apply to nominations and proposals by holders of Class A Common Stock under this subsection.”

8.    The penultimate sentence of Section 6.01(a) of the Bylaws is hereby be amended and restated in its entirety as follows:

“The Board of Directors may elect from among the members of the Board a Vice Chairman of the Board and a Chairman Emeritus of the Board, each of whom may but need not be an officer of the Corporation.”

9.    This Amendment shall be and is hereby incorporated in and forms a part of the Bylaws. All other terms and provisions of the Bylaws shall remain unchanged except as specifically modified herein. The Bylaws, as amended by this Amendment, are hereby ratified and confirmed.

[signature page follows]

I hereby certify that the foregoing Amendment was duly adopted by the Board as of the date indicated above.

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Secretary

[Signature Page to Second Amendment to Amended and Restated Bylaws of Entercom Communications Corp]